EXHIBIT 22.1




                        SUBSIDIARIES OF COMPSCRIPT, INC.



1.     CompScript-Boca, Inc.
2.     CompScript-Mobile, Inc.
3.     Securx, Inc.
4.     Medical Services Consortium, Inc.
5.     Hytree Pharmacy, Inc.
6.     Campo's Medical Pharmacy, Inc.